The  subsidiaries  of  CCC  Information  Services  Group  Inc.  are  as follows:

CCC  Information  Services  Inc.
Certified  Collateral  Corporation  of  Canada,  Ltd.
CCC  Consumer  Services  Inc.
CCC  Consumer  Services  Southeast  Inc.
Rayfield  Limited  (dba  CCC  International)
CCC  Partsco  Holdings,  Inc.
Enterstand  Limited